FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Corporate Communications
+1.630.245.1780
media@calamos.com

Calamos Asset Management, Inc. Reports Third Quarter 2012 Results and Declares Dividend

NAPERVILLE, Ill., November 6, 2012 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified global investment firm offering equity, fixed income, convertible and alternative strategies, among others, today reported third quarter 2012 results.

Highlights

•
Non-GAAP diluted earnings per share was $0.31 for the third quarter, an increase of $0.02 per share from the previous quarter and a decrease of $0.01 from the same quarter a year ago.1 Non-GAAP net income attributable to Calamos Asset Management, Inc. (CAM) was $6.5 million for the quarter compared to $6.0 million last quarter and $6.6 million a year ago.

•
GAAP diluted earnings per share for the third quarter was $0.23 compared to $0.09 per share in the previous quarter and $0.22 per share in the third quarter of last year. Net income attributable to CAM was $4.7 million for the quarter compared to $1.8 million last quarter and $4.6 million a year ago.

•	On August 31, 2012, the company completed its acquisition of Black Capital, LLC, a long/short equity manager, which expands the company’s existing capabilities in alternative strategies.

•	Net outflows for the quarter were $739 million.

•
Investment performance remains solid for the firm’s global and international strategies, and the investment team is addressing short- and mid-term challenges in other strategies. Long-term overall performance remains strong.

•	Total assets2 were $34.3 billion at September 30, 2012, a 3% increase from $33.4 billion at the end of last quarter and an 8% increase from $31.8 billion at September 30, 2011.

•	Revenues for the current quarter decreased by 1% to $81.8 million from $82.7 million in the previous quarter and decreased by 5% from $86.5 million in the prior year quarter.

•
Operating income was $31.7 million in the current quarter, an increase of $2.8 million compared to $28.9 million in the previous quarter and a 3% decrease from $32.7 million in the same period of the prior year.

•	Operating margin was 38.8% for the third quarter, up from 35.0% in the previous quarter and up from 37.8% in the third quarter of 2011.

•	The Board of Directors for CAM declared a regular quarterly dividend of 11 cents per share payable on December 3, 2012 to shareholders of record on November 19, 2012.

The table below highlights certain GAAP and non-GAAP financial measures:

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011

Total assets (at quarter-end, in millions)	$34,293	$33,384	$31,777

(in thousands, except earnings per share)
Total revenues	$81,847	$82,676	$86,483
Total operating expenses	$50,114	$53,739	$53,752
Operating income	$31,733	$28,937	$32,731
Operating margin	38.8%	35.0%	37.8%
Net income attributable to CAM	$4,733	$1,814	$4,609
Non-GAAP net income attributable to CAM	$6,478	$5,972	$6,646
Diluted earnings per share	$0.23	$0.09	$0.22
Non-GAAP diluted earnings per share	$0.31	$0.29	$0.32

Management Commentary

“In the third quarter of 2012 the firm experienced a slight uptick in total assets, which was driven by market appreciation, and partially offset by net outflows. Our flows were impacted by continued negative investor sentiment toward U.S. growth equities, as well as outflows from our convertible strategies, which are closed to new purchases. Despite the challenges of the third quarter, we believe the current environment provides opportunity for the firm going forward, given our weighting in growth equities, current valuations and the level of cash on the sidelines,” said John Calamos, Sr., Chief Executive Officer and Global Co-Chief Investment Officer.

“As announced in our second quarter 2012 earnings, Calamos recently hired a Value Equity Team to assume management of our value strategy. During the third quarter, we acquired Black Capital, LLC, including a team of five investment professionals and a long/short equity hedge fund, which will add to Calamos’ alternative investment capabilities and further enhance our investment team. The Black Capital acquisition also brought a change for the firm at the role of Co-CIO, with the arrival of Gary Black and Nick Calamos’ transition to a senior advisory role. We believe these additions will allow our existing investment team members to focus on our core strategies and will benefit our shareholders through the continued evolution of our investment platform and strategy offerings,” said Calamos.

“Also during the quarter, there were some enhancements to the Calamos Asset Management Board. Tom Eggers was appointed Lead Independent Director and two new Independent Directors, Kim Schappert and Bill Shiebler, were named to the Board as well. We believe the asset management experience of these three members will provide valuable resources to the Board and benefit our shareholders,” said Calamos.

Investment Performance

 “Investment performance for our clients remains the highest priority for the firm.  In the third quarter, there was continued solid performance in our global and international strategies. Our investment team remains dedicated to overcoming some recent challenges to short- and mid-term performance in some of our strategies. As active managers with an established long-term philosophy and process, we are pleased with our overall long-term performance over multiple market cycles,” said Calamos.

For complete investment performance, please visit Calamos.com.

Distribution Efforts

“During the third quarter we again saw positive net flows into our global and international strategies, which we think will continue to be strategic drivers for the firm. However, the overall flows for the quarter were negative, due largely to redemptions from our convertible strategies as well as from our U.S. growth strategies,” said Calamos.

Total Assets and Flows

Total assets as of September 30, 2012 were $34.3 billion, an increase of $909 million, or 3%, from the previous quarter.

•	Average total assets were $33.9 billion during the third quarter of 2012, compared to $35.0 billion for the same period one year ago.

•	Market appreciation for the quarter was $1.6 billion while net outflows for the quarter were $739 million.

•	The company’s funds experienced net outflows of $901 million for the quarter and $1.5 billion year-to-date.

•	The global and international strategies of the company’s funds continued to see positive flows with $51 million for the third quarter and $624 million for the first nine months of 2012.

•	UCITS funds experienced net outflows of $37 million for the quarter and inflows of $54 million for the year-to-date period.

•	Institutional separate accounts had $191 million of net inflows for the quarter and $171 million for the first nine months of the year.

Financial Results

Quarterly Results

Third quarter revenues were $81.8 million, a decrease of 5% from $86.5 million during the same period last year. For the three months ended September 30, 2012, operating expenses were $50.1 million, a decrease of $3.6 million from the third quarter of 2011.

Investment management fees for the third quarter of 2012 were $64.4 million, a decrease of $1.2 million, or 2%, from the third quarter of 2011. The 3% decline in average total assets was the driver of the decrease in investment management fees.  Distribution and underwriting fees decreased by $3.4 million, or 17%, compared to the same period in 2011. Distribution fee revenue declined at a faster pace than the 6% decrease in the open-end funds average assets under management as a result of an increase in the percentage of assets invested in Class I shares from which the company does not earn distribution revenue.

Compensation expenses of $19.8 million for the quarter increased by $323,000, or 2%, from the same quarter last year, due to increases in salary and benefits expenses and accruals for performance-based incentive compensation, partially offset by a reversal of equity compensation expense for forfeited awards. For the quarter, distribution expenses were $15.0 million, a decrease of $1.8 million, or 11%, due to lower mutual fund assets under management in Class A, B, and C shares, partially offset by the increasing age of Class C share assets. The company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase, after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $814,000, or 46%, compared to the third quarter of 2011 due to the increasing average age of Class B and C share assets. Marketing and sales promotion expenses were $4.6 million for the current quarter, compared to $4.3 million in the prior year quarter, increasing mainly due to waived fund expenses which limit the annual ordinary operating expenses of each fund and expenses to build awareness around our investment strategies. These expenses were partially offset by lower supplemental distribution expenses. General and administrative expenses decreased by $1.7 million, or 15%, to $9.8 million for the third quarter of 2012 versus the comparable period in the previous year, largely due to expenses incurred in 2011 related to the company’s initiative to review options for creating a greater degree of clarity regarding the firm’s total market capitalization, offset by professional service fees related to the acquisition of Black Capital, LLC.

Operating Income

 Operating income was $31.7 million for the third quarter versus $28.9 million last quarter and $32.7 million in the third quarter of 2011. Operating margin was 38.8% for the third quarter, up from 35.0% in the second quarter of 2012 and up from 37.8% in the third quarter of 2011. The increase in operating income and operating margin percentage from the prior quarter was primarily due to the decrease in total operating expenses. The decrease in operating income as compared to the same period in the prior year was due to a decline in total revenues partially offset by a decline in total operating expenses.

Earnings Per Share

Non-GAAP diluted earnings per share for the third quarter was $0.31, an increase of $0.02 from last quarter and a decrease of $0.01 from the same period a year ago.  Non-GAAP diluted earnings per share excludes the deferred tax amortization on intangible assets, changes in the deferred tax valuation allowance, certain professional service fees expensed in the third quarter 2011, and non-operating income.

GAAP diluted earnings per share for the current quarter was $0.23 versus $0.09 for the second quarter and $0.22 for the same period a year ago. The increase in earnings per share from the prior quarter was primarily due to the decrease in total operating expenses and the increase in non-operating income this quarter, as well as the increase in the deferred tax valuation allowance recorded in the second quarter. GAAP diluted earnings per share increased from the same quarter in the prior year as the decrease in operating expenses and income taxes was partially offset by the decrease in revenues and non-operating income.

Year-to-Date Results

Revenues for the first three quarters of 2012 were $249.8 million, a decrease of $20.2 million, or 7%, from $270.0 million in the same period of the prior year.  For the first nine months of 2012, operating expenses were $158.1 million, a 2% decrease from $160.6 million in the first nine months of 2011.

For the first three quarters, investment management fees decreased by $8.3 million, or 4%, to $195.1 million compared to the same period in 2011. The decrease in investment management fees was driven by a 6% decrease in average total assets. Distribution and underwriting fees decreased by $11.7 million, or 18%, compared to the first nine months of 2011 due to lower asset-based distribution fees across most share classes.

For the year-to-date period, compensation expenses of $62.9 million increased by $2.6 million, or 4%, compared to the same period last year, due to increases in salary and benefits expense and accruals for performance-based incentive compensation, partially offset by a reversal of equity compensation expense for forfeited awards. Distribution expenses for the first nine months of the year were $46.4 million, a decrease of $6.9 million, or 13%, due to a decrease in average mutual fund assets under management partially offset by the increasing age of Class C share assets. Amortization of deferred sales commissions decreased by $1.3 million, or 27%, compared to the prior year period primarily due the increasing average age of Class C share assets. For the first three quarters, marketing and sales promotion expenses were $14.6 million, compared to $12.4 million for the prior year, increasing as a result of waived fund expenses which limit the annual ordinary operating expenses of each fund and expenses to build awareness around our investment strategies, partially offset by lower supplemental distribution expenses. General and administrative expenses were $30.6 million for the nine month period compared to $29.6 million for the first three quarters of the prior year, an increase of $1.0 million, or 3%. The increase in expense is largely the result of travel, client reimbursements related to a trade correction expense in the first quarter, professional service fees related to the acquisition of Black Capital, LLC and outsourcing of middle office functions. The change between these periods was offset in part by the professional service fees recorded in 2011 related to the company’s initiative to review options for creating a greater degree of clarity regarding the firm’s total market capitalization.

Operating Income

For the first nine months, operating income was $91.7 million versus $109.4 million in the first nine months of the prior year. For the three quarters ended September 30, 2012, operating margin was 36.7% compared to 40.5% for the same period in 2011. The decline in operating income and operating margin were both driven by the 7% decrease in total revenues, partially offset by lower total operating expenses.

Non-Operating Results

Non-operating income, net of non-controlling interest in partnerships, was $1.7 million during the third quarter of 2012, as presented in Table B, compared to non-operating income of $12.6 million in the same period of 2011. For the nine months ended September 30, 2012, non-operating income, net of non-controlling interest in partnerships, was $19.7 million compared to $18.3 million in the same period in the prior year.

 Income Taxes

CAM has a deferred tax asset which partially resulted from capital loss carryforwards from 2008 and 2009. As of September 30, 2012, the deferred tax asset associated with these capital loss carryforwards, net of valuation allowance, was $3.1 million and the ultimate realization of this asset is dependent upon the generation of sufficient capital gains prior to the expiration of capital loss carryforwards in 2013 and 2014. There was no change in the deferred tax valuation allowance in the third quarter.

Earnings Per Share

GAAP diluted earnings per share for the three quarters of 2012 was $0.66 versus $0.77 for the same period in 2011, while non-GAAP diluted earnings per share was $0.90 versus $1.03 for the same periods.

Financial Condition

The company’s financial condition remains strong with a high degree of liquidity. As of September 30, 2012, the corporate investment portfolio included $117.9 million in cash and cash equivalents and $367.2 million in investments that were principally comprised of investments in products that the company manages. The corporate investment portfolio is used to provide seed capital for new funds, to provide conservative levels of capital for the company’s regulated subsidiaries and to invest in other corporate strategic initiatives. The company’s financial strength is instrumental in maintaining the firm’s investment-grade credit rating.

 In connection with the Calamos Investments LLC’s acquisition of Black Capital, LLC, the company provided additional seed capital on October 1, 2012, totaling $18.0 million, to the hedge fund managed by the acquired long/short equity team.

Management deploys a risk-based approach to managing the assets in the corporate investment portfolio, including a hedging strategy that utilizes exchange traded equity option contracts as an economic hedge to reduce downside risk and price volatility of the total portfolio value. The risk-based approach also aims to protect the financial ratios associated with the company’s long-term debt.

Corporate Investment Portfolio Returns

For the three and nine months ended September 30, 2012, the net gains and losses on the company’s investment portfolio, as presented in Table C, was a gain of $18.7 million in the third quarter and a gain of $25.1 million for the nine month period, representing investment returns of 5.4% and 7.7%, respectively. Certain investment securities require differing financial accounting treatments depending on their classification; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, only unrealized gains and losses from investment securities owned by the company’s broker-dealer and from the company’s derivatives positions are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of stockholders’ equity until realized. Therefore, in the most recently completed quarter, investment gains of $3.1 million, net of non-controlling interest in partnership investments, as presented in both Table B and Table C, increased earnings while the component of the company’s portfolio that directly impacts stockholders’ equity generated net unrealized gains of $15.6 million. The company continues to use a trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.

Investor Conference Call

Management will hold an investor conference call at 4 p.m. Central Time on Tuesday, November 6, 2012. To access the live call and view management’s presentation, visit the Investor Relations section of the company’s website at Calamos.com/Investors. Alternatively, participants may listen to the live call by dialing 800.274.0251 in the U.S. or Canada (719.325.2332 internationally), then entering conference ID #7242348. A replay of the call will be available for one week following the date of the call by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #7242348. The webcast also will be available on the Investor Relations section of the company’s website at Calamos.com/Investors for at least 90 days following the date of the call.

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments, among others. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York. For more information visit Calamos.com.

Performance data quoted represents past performance, which is no guarantee of future results. Current performance may be lower or higher than the performance quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.

Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money. A fund’s performance may be affected by risks that include those associated with non-diversification, non-investment grade debt securities, high-yield/high-risk securities, undervalued or overlooked companies, investments in specific industries or countries and potential conflicts of interest. Additional risks to funds may include those associated with investing in foreign securities, emerging markets, initial public offerings, derivatives, short sales and companies with relatively small market capitalizations.

Before investing carefully consider the fund's investment objectives, risks, charges and expenses. Please see the prospectus containing this and other information or call 800.582.6959. Read it carefully.

Funds distributed by Calamos Financial Services LLC.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Information" in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

1 See Table A for a more detailed description of non-GAAP financial measures, how they may be useful to management and investors in evaluating the company, how they may differ from non-GAAP financial measures disclosed by other companies, and a reconciliation of such adjusted measures to the most related GAAP financial measures.

2 Total assets includes assets under management as well as assets for which the company provides model portfolio design and oversight.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Investment management fees	$64,402	$65,646	$195,050	$203,390
Distribution and underwriting fees	16,684	20,041	52,444	64,096
Other	761	796	2,305	2,469
Total revenues	81,847	86,483	249,799	269,955
Expenses:
Employee compensation and benefits	19,781	19,458	62,926	60,299
Distribution expenses	15,011	16,797	46,371	53,306
Amortization of deferred sales commissions	946	1,760	3,621	4,958
Marketing and sales promotion	4,608	4,285	14,562	12,415
General and administrative	9,768	11,452	30,596	29,583
Total operating expenses	50,114	53,752	158,076	160,561
Operating income	31,733	32,731	91,723	109,394
Non-operating income	2,756	12,610	21,288	18,258
Income before income tax provision	34,489	45,341	113,011	127,652
Income tax provision	2,314	4,938	10,879	11,895
Net income	32,175	40,403	102,132	115,757
Net income attributable to non-controlling interest in Calamos Investments LLC	(26,384)	(35,794)	(86,974)	(99,818)
Net income attributable to non-controlling interest in partnerships	(1,058)	-	(1,572)	(5)
Net income attributable to CAM	$4,733	$4,609	$13,586	$15,934

Earnings per share
Basic	$0.23	$0.23	$0.67	$0.79
Diluted	$0.23	$0.22	$0.66	$0.77

Weighted average shares outstanding
Basic	20,373,585	20,126,628	20,316,901	20,095,973
Diluted	20,802,592	20,636,776	20,698,105	20,578,804

Supplemental Information:
Non-GAAP net income attributable to CAM	$6,478	$6,646	$18,702	$21,148
Non-GAAP diluted earnings per share	$0.31	$0.32	$0.90	$1.03

Calamos Asset Management, Inc.
Total Assets
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Funds
Beginning total assets	$25,469	$28,468	$25,045	$27,352
Net redemptions	(901)	(633)	(1,473)	(505)
Market appreciation (depreciation)	1,189	(3,522)	2,185	(2,534)
Ending total assets	25,757	24,313	25,757	24,313
Average total assets	25,655	26,739	26,119	27,964
Separate Accounts
Beginning total assets	7,915	8,884	7,732	8,062
Net purchases (redemptions)	162	(292)	47	105
Market appreciation (depreciation)	459	(1,128)	757	(703)
Ending total assets	8,536	7,464	8,536	7,464
Average total assets	8,271	8,301	8,325	8,509
Total assets
Beginning total assets	33,384	37,352	32,777	35,414
Net redemptions	(739)	(925)	(1,426)	(400)
Market appreciation (depreciation)	1,648	(4,650)	2,942	(3,237)
Ending total assets	34,293	31,777	34,293	31,777
Average total assets	$33,926	$35,040	$34,444	$36,473

	At September 30,		Change
	2012	2011	Amount	Percent
Funds
Open-end funds	$20,213	$19,257	$956	5%
Closed-end funds	5,544	5,056	488	10
Total funds	25,757	24,313	1,444	6
Separate Accounts
Institutional accounts	6,193	5,274	919	17
Managed accounts	2,343	2,190	153	7
Total separate accounts	8,536	7,464	1,072	14
Ending total assets	$34,293	$31,777	$2,516	8%

	At September 30,		Change
	2012	2011	Amount	Percent
Assets by Strategy3
Equity	$19,842	$17,320	$ 2,522	15%
Convertible	5,748	6,623	(875)	(13)
Enhanced Fixed Income	3,151	2,924	227	8
Total Return	2,393	2,132	261	12
Alternative	2,527	2,268	259	11
High Yield	396	290	106	37
Fixed Income	236	220	16	7
Ending total assets	$34,293	$31,777	$2,516	8%

3 Assets previously categorized as Low-volatility Equity are now classified as Equity or Convertible based on the underlying investment strategy.

Table A
Calamos Asset Management, Inc.
 Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share
(in thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September	June	September	September	September
	30, 2012	30, 2012	30, 2011	30, 2012	30, 2011

Net income attributable to CAM (GAAP)	$4,733	$1,814	$4,609	$13,586	$15,934
Exclude:
Deferred tax amortization on intangible assets	1,979	1,979	1,979	5,937	5,936
Increase in deferred tax valuation allowance	-	1,900	1,200	1,900	1,200
Certain professional service fees, net of taxes	-	-	595	-	595
Non-operating (income) loss, net of taxes	(234)	279	(1,737)	(2,721)	(2,517)
Non-GAAP net income attributable to CAM	$6,478	$5,972	$6,646	$18,702	$21,148

Diluted - Weighted average shares outstanding	20,802,592	20,802,688	20,636,776	20,698,105	20,578, 804

Diluted earnings per share (GAAP)	$0.23	$0.09	$0.22	$0.66	$0.77
Non-GAAP diluted earnings per share	$0.31	$0.29	$0.32	$0.90	$1.03

Table A – Notes
Calamos Asset Management, Inc.
 Notes to Reconciliation of GAAP to Non-GAAP

The company provides investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share.  These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures adjust GAAP financial measures to include the tax benefit from the amortization of deferred taxes on intangible assets and to exclude the increase in deferred tax valuation adjustment, certain professional service fees related to CAM’s review of options for creating a greater degree of clarity regarding our market capitalization and CAM’s non-operating income (loss), net of taxes.  The company believes these adjustments are appropriate to enhance an overall understanding of operating financial performance, as well as to facilitate comparisons with historical earnings results.  These adjustments to the company’s GAAP results are made with the intent of providing investors a more complete understanding of the company’s underlying earnings results and trends and marketplace performance.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing the company.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.  Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in Table A.

Non-GAAP net income attributable to CAM is calculated by adjusting the following items from GAAP net income attributable to CAM:

(i) amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii) increase in deferred tax valuation allowance

(iii) certain professional service fees, net of taxes; and

(iv) CAM’s non-operating income (loss), net of taxes.

Non-GAAP diluted earnings per share is calculated by dividing  (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of $2.0 million in future income taxes owed by the company through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of the company’s common stock. The company believes that adjusting this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see the company’s performance. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it may fluctuate in future periods affecting prior period comparisons. Certain professional service fees related to CAM’s review of options for creating a greater degree of clarity regarding our market capitalization, and non-operating income (loss) are excluded from the above non-GAAP items as they can distort comparisons between periods. As noted above, the company believes that measures excluding these items are useful in analyzing operating trends and allowing for more comparability between periods, which may be useful to investors.

The company believes that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of the company’s core business activities adjusting for items that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to the company's net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Table B
Calamos Asset Management, Inc.
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income	$107	$93	$291	$215
Interest expense	(1,503)	(1,521)	(4,511)	(5,147)
Net interest expense	(1,396)	(1,428)	(4,220)	(4,932)

Investment income	4,064	13,996	25,264	23,045
Miscellaneous other income	88	42	244	145
Investment and other income	4,152	14,038	25,508	23,190
Non-operating income	2,756	12,610	21,288	18,258

Net income attributable to non-controlling interest in partnerships	(1,058)	-	(1,572)	(5)

Non-operating income, net of non-controlling interest in partnerships	$1,698	$12,610	$19,716	$18,253

Table C
Calamos Asset Management, Inc.
Summary of Corporate Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Returns reflected in earnings:
Investment income	$4,064	$13,996	$25,264	$23,045
Net income attributable to non-controlling interest in partnership investments	(1,058)	-	(1,572)	(5)

Returns reflected in stockholders’ equity:
Net unrealized gain (loss) reported in stockholders’ equity, inclusive of non-controlling interest	15,649	(52,763)	1,429	(51,232)
Total investment portfolio returns	$18,655	$(38,767)	$25,121	$(28,192)
Average investment securities owned	$347,181	$351,661	$327,214	$357,209
Total corporate investment portfolio returns	5.4%	(11.0)%	7.7%	(7.9)%

Table D
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Income tax provision	$2,314	$4,938	$10,879	$11,895
Income tax (provision) benefit attributable to non-controlling interest in Calamos Investments LLC	377	(160)	183	(432)
Income tax provision attributable to CAM	2,691	4,778	11,062	11,463
Net income attributable to CAM	4,733	4,609	13,586	15,934
Income before taxes attributable to CAM	$7,424	$9,387	$24,648	$27,397
CAM’s effective income tax rate4	36.2%	50.9%	44.9%	41.8%

Source: Calamos Asset Management, Inc.

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4 The income tax provision for the nine months ended September 30, 2012 includes a $1.9 million valuation allowance recorded in the second quarter of 2012.  Excluding this allowance, CAM’s effective income tax rate would be 37.2% for the nine months ended September 30, 2012.  In addition, the 2011 income tax provision includes a $1.2 million valuation allowance recorded in third quarter.  Excluding this allowance, CAM’s effective income tax rate would be 38.1% for the third quarter 2011 and 37.5% for the nine months ended September 30, 2011.